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EXHIBIT 11.1 - Computation of earnings per share

Earnings per common share were computed as follows:

                                                                      Year Ended                             Thirteen Weeks Ended
                                          ---------------------------------------------------------------   -----------------------
In thousands, except share                January 30,  January 29,  January 28,  February 3,  February 1,     May 4,      May 3,
  and per share amounts                      1993         1994         1995         1996         1997          1996        1997
                                          -----------  -----------  -----------  -----------  -----------     ------      ------
Net income (loss).......................  $    6,028   $   (9,205)  $    2,731   $   14,251   $   11,757    $   (4,400)  $   (4,226)
Less: Dividends and amortization of
  discount on preferred stock and
  accretion on conversion of preferred
  stock.................................       4,689        3,594        3,332       10,717           --            --           --
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
Adjusted net income (loss)..............  $    1,339   $  (12,799)  $    (601)   $   3,534    $   11,757    $   (4,400)  $   (4,226)
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
Weighted average shares - Common(1).....   1,360,000    1,972,997    2,256,107    6,458,563    7,417,343     7,413,232    7,420,419
Common stock equivalent
  pursuant to APB 15(2).................     368,000           --        4,785      181,164      152,186        61,246       72,373
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
Total weighted average shares...........   1,728,000    1,972,997    2,260,892    6,639,727    7,569,529     7,474,478    7,492,792
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
Net income (loss) per share
  applicable to common shares...........  $     0.78   $    (6.49)  $    (0.27)  $     0.53   $     1.55    $    (0.59)  $    (0.56)
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------    ----------   ----------

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(1)  The weighted average shares outstanding are based on the number of shares of Common Stock issued and outstanding.

(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.